Exhibit 99.1

Spirit Airlines Announces Transfer to the New York Stock Exchange

December 18, 2017 - Spirit Airlines (NASDAQ: SAVE) today announced that it intends to transfer the listing of its common stock to the New York Stock Exchange (the “NYSE”) from the NASDAQ Global Select Market (“NASDAQ”). After consideration, the Board of Directors of Spirit determined that the transfer would be in the best interests of Spirit's stockholders. Spirit expects that its common stock will begin trading on the NYSE on December 28, 2017, under its current ticker symbol “SAVE”. Spirit will continue to trade on the NASDAQ until the transfer is complete.

“We are pleased to partner with the New York Stock Exchange as the new home for our stock listing and look forward to joining the collection of preeminent companies listed on the exchange as we continue to focus on generating long-term value for our shareholders,” said Robert Fornaro, Spirit’s President and Chief Executive Officer.

“We are delighted to welcome Spirit Airlines to the NYSE community - a company that truly understands the meaning of value," said Tom Farley, NYSE President. “We are committed to a long-term partnership with Spirit Airlines and its stockholders, and we look forward to being a high-value partner to the company’s future growth as it brings ultra-low fare options to travelers, creates new jobs and stimulates business growth in the communities in which it serves.”

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our Fit Fleet™, the youngest fleet of any major U.S. airline, we operate more than 450 daily flights to 60 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

###